UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MERCADOLIBRE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERCADOLIBRE, INC.

SUPPLEMENT NO. 2 TO THE PROXY STATEMENT DATED APRIL 28, 2025

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2025

This proxy statement supplement dated June 9, 2025 (the “Supplement”) supplements the definitive proxy statement on Schedule 14A of MercadoLibre, Inc. (“MercadoLibre” or the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 28, 2025, as previously supplemented on May 23, 2025 (the “2025 Proxy Statement”). The 2025 Proxy Statement was furnished to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of MercadoLibre (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 17, 2025 (the “Annual Meeting”), or at any postponed or reconvened meeting. This Supplement has been filed with the Securities and Exchange Commission and first made available to stockholders on June 9, 2025. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2025 Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Proposal Four From Shareholder Consideration

The Company has withdrawn Proposal Four - Vote to Approve Redomestication of MercadoLibre, Inc. From Delaware to Texas By Conversion (“Proposal Four”) from shareholder consideration. The Company will hold the Annual Meeting as previously scheduled, and Proposal Four will not be presented or voted upon at the Annual Meeting. None of the other agenda items presented in the 2025 Proxy Statement are affected by this Supplement.

Information about the Annual Meeting and Voting

No changes have been made to the record date and although Proposal Four has been withdrawn and will not be presented at the Annual Meeting, the proxy card and voting instruction forms distributed or available online with the 2025 Proxy Statement remain valid. We will not make available or distribute a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal Four.

If you have already returned your proxy card or provided voting instructions, you do not need to take any further action, including with respect to your vote on Proposal Four, unless you wish to revoke your vote on any of the other matters. Shares represented by proxy cards and voting instruction forms cast and returned before the Annual Meeting will not be voted with respect to Proposal Four, and any votes received on Proposal Four will not be tabulated.

Shareholders who have not yet returned their proxy card or submitted their voting instructions should complete the proxy card or provide voting instructions using any of the methods described in the 2025 Proxy Statement, and may disregard Proposal Four. Properly executed proxy cards and voting instructions provided by shareholders will be voted at the Annual Meeting as instructed with respect to all other matters properly brought before the Annual Meeting.

The 2025 Proxy Statement sets forth additional information about the Annual Meeting, the nominees for election as directors, and the other proposals presented for a vote at the Annual Meeting. The 2025 Proxy Statement and this Supplement, as filed with the SEC, are available for viewing at the website maintained for the Annual Meeting, www.virtualshareholdermeeting.com/MELI2025, as well as on MercadoLibre’s website, https://investor.mercadolibre.com/results-and-financials#sec-filings.